Exhibit 10.4

GRANDE COMMUNICATIONS HOLDINGS, INC.

FIFTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

This Fifth Amended and Restated Investor Rights Agreement (the “Agreement”) is entered into as of this      day of November, 2005 by and among Grande Communications Holdings, Inc., a Delaware corporation (the “Company”), each existing holder of Preferred Stock and Warrants of the Company set forth on Schedule 1 attached hereto (each an “Current Investor” and collectively the “Current Investors”), each existing holder of Common Stock of the Company set forth on Schedule 2 attached hereto (each a “Founder” and collectively the “Founders”). The Current Investors and any holder of any shares of the newly created series of Series H Preferred Stock (“Series H Holder”) or other person or entity that becomes a party to this Agreement pursuant to Section 8.13 hereof are referred to collectively as the “Investors,” and the Investors and the Founders are referred to collectively as the “Stockholders.”

RECITALS

A. The Company, the Current Investors and the Founders are parties to that certain Fourth Amended and Restated Investor Rights Agreement dated October 27, 2003 (the “Investor Rights Agreement”).

C. The Company and the Current Investor and Founder signatories hereto desire to hereby amend and restate the Investor Rights Agreement to, among other things, provide for the future issuance of shares of the newly created series of Series H Preferred Stock. The holders of Series H Preferred Stock will become parties to this Agreement from time to time upon the execution by such holder of a joinder to this Agreement in accordance with Section 8.13 hereof and will have the rights and obligations of an “Investor” and a “Stockholder” hereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth and set forth in the Series A Purchase Agreements, the Series B Purchase Agreement, the Series C Purchase Agreement the Merger Agreement, the Series F Purchase Agreement and the Series G Purchase Agreement, the parties hereto agree as follows:

SECTION 1. GENERAL.

1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“COMMON STOCK” means the Company’s Common Stock, $0.001 par value per share.

“EQUITY SECURITIES” means (i) any shares of Common Stock, Preferred Stock or other security of the Company, (ii) any security or instrument convertible into or exercisable or exchangeable for, with or without consideration, any shares of Common Stock, Preferred Stock or other security of the Company (including the Warrants and any option, warrant or right to subscribe for or purchase such a security or instrument), (iii) any security or instrument carrying any option, warrant or right to subscribe for or purchase any shares of Common Stock, Preferred Stock or other security of the Company, or (iv) any such option, warrant or right.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“FEBRUARY SERIES A PURCHASE AGREEMENT” means Series A Preferred Stock Purchase Agreement dated as of February 24, 2000 by and between the Company and the other parties thereto.

“FORM S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“HOLDER” means any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 2.11 below.

“INITIAL OFFERING” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

“MERGER AGREEMENT” means that certain Agreement and Plan of Merger dated April 25, 2002 by and between the Company and the other parties thereto.

“PERMITTED TRANSFEREE” means (i) an affiliate of a Stockholder, (ii) a Stockholder’s family members or a trust for the benefit of an individual Stockholder and/or his family members, (iii) a Stockholder’s affiliated or related venture capital funds (if the Stockholder is a venture capital fund investor), (iv) a Stockholder’s partners or retired partners in accordance with partnership interests (if the Stockholder is a partnership), (v) a Stockholder’s members or former members in accordance with their interest in the limited liability company (if the Stockholder is a limited liability company), (vi) a Stockholder’s shareholders in accordance with their interest in the corporation (if the Stockholder is a corporation), (vii) any distribution in connection with the dissolution, winding-up or liquidation of a Stockholder, (viii) a transferee of a Stockholder by will or the laws of intestate succession, and (ix) the Company for acquisitions from holders of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company at such holders’ cost, including, without limitation, an acquisition of Common Stock in accordance with Section 2.4(d) of the Prior Management Agreement.

“PREFERRED STOCK” means the Company’s Preferred Stock, $.001 par value per share, and any series thereof.

“PRIOR MANAGEMENT AGREEMENT” means that certain Amended and Restated Stockholders Agreement entered into by the Company and members of the Company’s management dated as of February 11, 2000, and as amended February 22, 2000.

“PRIOR EXISTING STOCKHOLDERS AGREEMENT” means that certain Stockholders Agreement entered into by the Company, KNOLOGY, Inc., and ClearSource, Inc., dated as of February 11, 2000.

“QUALIFIED HOLDER” means an Investor (including any group of affiliated or related funds, in the case of an Investor that is a venture capital fund investor) who or which holds at least fifteen million (15,000,000) Shares (as adjusted for stock splits, stock dividends, recapitalizations and similar events).

“QUALIFIED PUBLIC OFFERING” means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which the per share sales price of such Common Stock to the public is at least $1.30 (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events) and the gross proceeds to the Company (prior to deduction of underwriting discounts, commissions and fees) are at least $150,000,000.

“REGISTER,” “REGISTERED,” and “REGISTRATION” mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

“REGISTRABLE SECURITIES” means (i) any Common Stock of the Company held by the Investors, (ii) any Common Stock of the Company issued or issuable upon the conversion, exercise or exchange of any Equity Securities held by the Investors, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion, exercise or exchange of any warrant, right or other security which is issued as) or by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization or other distribution with respect to, or in exchange for or in replacement of, any Equity Securities held by the Investors. Notwithstanding the foregoing, Registrable Securities shall cease to be Registrable Securities when such securities are sold to the public either pursuant to a registration statement or Rule 144.

“REGISTRATION EXPENSES” means all expenses incurred by the Company in complying with Sections 2.2, 2.3, 2.4 and 2.5 below, including, but not limited to, all registration and filing fees (exclusive of underwriting discounts and commissions), printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company), and the reasonable fees and disbursements of a single special counsel for the Holders (not to exceed $15,000).

“RESTATED CERTIFICATE” means the Company’s Certificate of Incorporation, as amended and/or restated from time to time.

“SECURITIES ACT” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“SELLING EXPENSES” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel to the selling Holders included in the Registration Expenses).

“SERIES A PREFERRED STOCK” means Series A preferred stock, $0.001 par value per share, of the Company.

“SERIES A PURCHASE AGREEMENTS” means the February Series A Purchase Agreement and the Series A Preferred Stock Purchase Agreement dated as of June 22, 2000 by and between the Company and the other parties thereto.

“SERIES B PREFERRED STOCK” means Series B preferred stock, $0.001 par value per share, of the Company.

“SERIES B PURCHASE AGREEMENT” means the Series B Preferred Stock Purchase Agreement dated as of September 19, 2000 by and between the Company and the other parties thereto.

“SERIES C PREFERRED STOCK” means Series C preferred stock, $0.001 par value per share, of the Company.

“SERIES C PURCHASE AGREEMENT” means the Series C Preferred Stock Purchase Agreement dated as of October 29, 2001 by and between the Company and the other parties thereto.

“SERIES D PREFERRED STOCK” means Series D preferred stock, $0.001 par value per share, of the Company.

“SERIES E PREFERRED STOCK” means Series E preferred stock, $0.001 par value per share, of the Company.

“SERIES F PREFERRED STOCK” means Series F preferred stock, $0.001 par value per share, of the Company.

“SERIES F PURCHASE AGREEMENT” means the Series F Preferred Stock Purchase Agreement dated as of November 18, 2002 by and between the Company and the other parties thereto.

“SERIES G PREFERRED STOCK” means Series G Preferred Stock, $0.001 par value per share, of the Company.

“SERIES G PREFERRED STOCK HOLDER” means the certain Current Investors and the New Investors that are party to the Series G Purchase Agreement.

“SERIES G PURCHASE AGREEMENT” means the Series G Preferred Stock Purchase Agreement dated as of October 27, 2003 by and between the Company and the other parties thereto.

“SERIES H PREFERRED STOCK” means Series H Preferred Stock, $0.001 par value per share, of the Company.

“SHARES” means (i) shares of Series A Preferred Stock, shares of Series B Preferred Stock, shares of Series C Preferred Stock, shares of Series D Preferred Stock, shares of Series E Preferred Stock, shares of Series F Preferred Stock, shares of Series G Preferred Stock and shares of Series H Preferred Stock, and (ii) any other shares of Preferred Stock into which such shares are converted pursuant to the “Pay to Play Anti-Dilution Adjustment” provisions of the Restated Certificate.

“SEC” or “COMMISSION” means the Securities and Exchange Commission.

“WARRANTS” means the warrants to acquire shares of Common Stock in the Company issued pursuant to the Series G Purchase Agreement.

1.2 Methodology for Calculations. Except as otherwise provided in this Agreement, for purposes of calculating (i) the number of shares of Registrable Securities, Preferred Stock, Shares, Common Stock or Equity Securities outstanding as of any date, (ii) the number of shares of Registrable Securities, Preferred Stock, Shares, Common Stock or Equity Securities held by a party, and (iii) all related percentages and ratios, all such securities shall be treated as having been converted into, or exercised or exchanged for, Common Stock (i.e., all such calculations shall be made on a fully diluted, converted, exercised and exchanged basis). Whenever reference is made in this Agreement to a specific number of shares of Registrable Securities, Preferred Stock, Shares, Common Stock or Equity Securities, such number shall be proportionally adjusted in the event of any stock dividends, combinations, splits, recapitalizations and similar events.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of any Shares, Warrants or Registrable Securities unless and until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder (i) to its partners or retired partners in accordance with partnership interests (if the Holder is a partnership), (ii) to an affiliate of such Holder, (iii) to its members or former members in accordance with their interest in the limited liability company (if the Holder is a limited liability company), (iv) to its shareholders in accordance their percentage ownership interest in the corporation (if the Holder is a corporation), (v) to its affiliated or related venture capital funds (if the Holder is a venture capital fund investor), or (vi) to such Holder’s family members or to a trust for the benefit of an individual Holder and/or his or her family members; provided, however, that, subject to the provisions of Section 2.11 below, the transferee shall be subject to the terms of this Agreement to the same extent as if such transferee were an original Holder hereunder.

(b) Each certificate representing Shares, Warrants and Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any other legend required under applicable state securities laws or as provided elsewhere in this Agreement):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD OR OTHERWISE

TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED OR QUALIFIED UNDER THE ACT AND THE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

(c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate Blue Sky authority authorizing such removal.

2.2 Demand Registration.

(a) Subject to the conditions of this Section 2.2, other than from a Series H Holder, if the Company shall receive a written request from Holders (one of whom must be either Centennial or Whitney & Co., each as defined below) holding twenty-five percent (25%) or more of the Registrable Securities then held by all Holders (the “Initiating Holders”) that the Company file a registration statement under the Securities Act, and under the securities or Blue Sky laws of any jurisdiction designated by such Holders, covering Registrable Securities having an aggregate offering price to the public of not less than $5,000,000, then the Company shall, within fifteen (15) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, use its best efforts to effect the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

(b) If the Initiating Holders holding a majority of the Registrable Securities held by such Holders to which the request made pursuant to Section 2.2(a) relates intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2, and the Company shall include such information in the written notice referred to in Section 2.2(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders) to the extent provided herein. All Holders, other than from a Series H Holder, proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be an investment banking firm(s) of national reputation and shall be reasonably acceptable to the Board of Directors of the Company). Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company in writing that, in its opinion, marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), then the Company shall so advise all Holders other than from a Series H Holder who or which hold Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting, without jeopardizing the success of such underwriting, shall be allocated first to the Series G Preferred Stock Holders to the extent of (i) the number of shares of Common Stock issuable upon conversion of the Series G Preferred Stock plus (ii) two shares of Common Stock issued or issuable upon exercise of the Warrants held by such Series G Preferred Stock Holders (as adjusted for adjustments to the number of shares of Common Stock issuable thereunder pursuant to Section 5 of the form of Warrant), and then to the remaining Holders (including the Initiating Holders and the Series G Preferred Stock Holders, to the extent not already allocated) on a pro rata basis based on the number of Registrable Securities held by each such Holder, provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. To be clear, the holders of Series H Preferred Stock shall not have any of the rights articulated in this Section.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) before the Initial Offering; or

(ii) after the Company has effected four (4) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective; or

(iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of a registration statement pertaining to any public offering of the Company’s stock, provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective; or

(iv) if, within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to make a public offering within ninety (90) days; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred eighty (180) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company only once; or

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below.

2.3 Piggyback Registrations.

(a) The Company shall notify all Holders other than from a Series H Holder in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act with respect to a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding any Series G Shelf Registration pursuant to Section 2.5 hereof and registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder other than from a Series H Holder an opportunity to include in such registration statement all or some of the Registrable Securities held by such Holder. Each Holder other than from a Series H Holder desiring to include in any such registration statement any of the Registrable Securities held by it shall, within fifteen (15) days after the receipt of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities held by such Holder. If a Holder other than from a Series H Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any of its Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company, all upon the terms and conditions set forth herein.

(b) If the registration statement as to which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders other than from a Series H Holder. In such event, the right of any such Holder other than from a Series H Holder to include any of its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders other than from a Series H Holder proposing to distribute Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be an investment banking firm(s) of national reputation and shall be reasonably acceptable to the Holders other than from a Series H Holder holding a majority of the Registrable Securities requested to be registered pursuant to this Section 2.3). Notwithstanding any other provision of this Agreement, if the managing underwriter determines in good faith, and so advises the

Company in writing, that, in its opinion, marketing factors require a limitation of the number of shares to be underwritten, the number of shares that the underwriter believes may be included in the underwriting without jeopardizing the success of such underwriting shall be allocated, first, to the Company; second, to the Series G Preferred Stock Holders to the extent of (i) the number of shares of Common Stock issuable upon conversion of the Series G Preferred Stock plus (ii) two shares of Common Stock issued or issuable upon exercise of the Warrants held by such Series G Preferred Stock Holders (as adjusted for adjustments to the number of shares of Common Stock issuable thereunder pursuant to Section 5 of the form of Warrant); third, to the remaining Holders other than from a Series H Holder (including the Series G Preferred Stock Holders, to the extent not already allocated) on a pro rata basis based on the number of Registrable Securities held by each such Holder; and fourth, to any shareholder of the Company (other than a Holder) on a pro rata basis. In no event will shares of any other selling shareholder be included in any registration which would reduce the number of shares which may be included by the Holders other than from a Series H Holder without the written consent of at least sixty-six percent (66%) of the Registrable Securities to be included in such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration. In such an event, the Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from Holders (one of whom must be either Centennial or Whitney & Co.) other than from a Series H Holder holding twenty-five percent (25%) or more of the Registrable Securities then held by all Holders other than from a Series H Holder a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders other than from a Series H Holder; and

(b) as soon as practicable, to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder joining in such request as are specified in a written request given to the Company within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 (or any successor or similar form) is not available for such offering by the Holders; or

(ii) if the Holders other than from a Series H Holder, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000; or

(iii) if the Company, within the twelve (12) month period preceding the date of such request, has already effected two (2) registrations on Form S-3 pursuant to this Section 2.4; or

(iv) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of, a registration statement pertaining to any public offering of the Company’s stock, provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective; or

(v) if, within thirty (30) days of receipt of a written request from Holders other than from a Series H Holder pursuant to this Section 2.4, the Company gives notice to the Holders and Founders of the Company’s intention to make a public offering within ninety (90) days; or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, excluding any consent to service of process required by Blue Sky laws.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders therefor. In no event shall a request for registration on a Form S-3 count as demand for registration pursuant to Section 2.2.

2.5 Series G Shelf Registration.

(a) The Company shall use its best efforts to prepare and file with the Commission, as soon as practicable following expiration or waiver of all lock-up arrangements entered into by the Series G Preferred Stock Holders in connection with the Initial Offering, a registration statement (the “Series G Shelf Registration”) for an offering to be made on a delayed or a continuous basis pursuant to Rule 415 (or any appropriate similar rule that may be adopted by the Commission) under the Securities Act. The Series G Shelf Registration shall cover all shares of Common Stock, if any, into which the Series G Preferred Stock is converted pursuant to Article IV, Section 3(b)(ii) of the Restated Certificate (the “Series G Special Conversion

Shares”). The Series G Shelf Registration shall be on a Form S-1, Form S-3 or another appropriate form permitting registration of such Series G Special Conversion Shares for resale by the Series G Preferred Stock Holders in the manner or manners reasonably designated by them (including, without limitation, an underwritten offering).

(b) Subject to the requirements of the Securities Act, including, without limitation, requirements relating to updating prospectuses through post-effective amendments or otherwise, the Company shall use reasonable best efforts to keep the Series G Shelf Registration continuously effective under the Securities Act until the date on which all of the Series G Special Conversion Shares are sold to the public either pursuant to a registration statement or Rule 144.

(c) Notwithstanding anything contrary in this Agreement, commencing ninety (90) days after the effectiveness of the Series G Shelf Registration, the Company may, not more than once in any 12-month period, and one additional time during the term of this Agreement (but not within ninety (90) days after termination of any other Suspension Event), direct the Series G Preferred Stock Holders to suspend sales of Series G Special Conversion Shares registered thereunder, if one or more of the following events (a “Suspension Event”) occurs pending negotiations relating to, or consummation of, a material corporate transaction (i) that would require additional disclosure of material information by the Company in the Series G Shelf Registration, (ii) as to which the Company has a bona fide business purpose for preserving confidentiality and (iii) which renders the Company unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Series G Shelf Registration to become effective or to promptly amend or supplement the Series G Shelf Registration on a post-effective basis, as applicable.

2.6 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to the first two registration requests made pursuant to Section 2.2 above and all Registration Expenses incurred in connection with any registration, qualification, or compliance pursuant to Sections 2.3, 2.4 or 2.5 above shall be borne by the Company. All Selling Expenses incurred in connection with any registrations pursuant to Sections 2.2, 2.3, 2.4 or 2.5 above shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay the Registration Expenses of any registration proceeding begun but not declared effective pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the initiating Holders, unless (a) the withdrawal is based upon material adverse information concerning the Company of which the initiating Holders were not aware at the time of such request, or (b) the Holders of at least seventy-five percent (75%) of the Registrable Securities then held by all Holders agree to forfeit their right to one requested registration pursuant to Section 2.2 in which event such right shall be forfeited by all Holders. If the Company is not required to pay such Registration Expenses, such expenses shall be borne by the Holders requesting such registration in proportion to the number of shares of Registrable Securities for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 to a demand registration.

2.7 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days or such longer period as is provided under Section 2.5 hereto or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that such one hundred eighty (180) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of the Company and an underwriter of Common Stock (or other securities) of the Company.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business where it would not otherwise be required to qualify but for this Section 2.7(d) or to file a general consent to service of process in any such states or jurisdictions, excluding any consent to service of process required by Blue Sky laws.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder who or which holds Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act upon the discovery that, or upon of the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use its best efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its best efforts to cause all such Registrable Securities registered pursuant to this Section 2 to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Section 2 and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Furnish, if such securities are being sold through underwriters, at the request of the Holders of a majority of the Registrable Securities registered thereunder, on the date that such Registrable Securities are delivered to the underwriters for sale, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the Holders of a majority of the Registrable Securities registered thereunder, addressed to the underwriters, if any, and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(j) The holders of Series H Preferred Stock shall not have any of the rights articulated in this Section 2.7.

2.8 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect five (5) years after the date of the Company’s Initial Offering. In addition, a Holder’s registration rights shall expire if all Registrable Securities held by and issuable to such Holder may be sold under Rule 144 during any single ninety (90) day period; provided, however, such Holder shall not lose its registration rights hereunder if, (i) in the reasonable opinion of such Holder, provided in writing to the Company’s Board of Directors, the Holder’s ability to sell or otherwise transfer its securities would be materially adversely affected, or (ii) such Holder holds two percent (2%) or more of the then outstanding Registrable Securities.

2.9 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) In the event that a selling Holder does not furnish to the Company upon written request by the Company and within the periods specified in this Agreement such information regarding itself, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registration of its Registrable Securities, then no Registrable Securities of such Holder shall be included in such registration.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 if, due to the operation of Section 2.2(b), the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2; provided, however, that if the Company exercises its rights under this Section 2.9(c), (i) it shall be required to pay the Registration Expenses of such withdrawn offering, and (ii) the Holders shall not be deemed to have forfeited their right to a demand registration under Section 2.

2.10 Indemnification. In the event that any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4 above:

(a) To the extent permitted by law, the Company will indemnify and hold harmless and hereby does indemnify and hold harmless each Holder and Founder, the advisors, agents, partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act (collectively, the “Holder Indemnified Parties”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement. The Company will pay as incurred the Holder Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable to a particular Holder or Founder (nor to the advisors, agents, partners, officers and directors of such Holder, any underwriter (as defined in the Securities Act) for such Holder or any person who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act) in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished specifically for use in connection with such registration by such Holder or Founder.

(b) To the extent permitted by law, each Holder and Founder will, if Registrable Securities held by such Holder or Founder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of the Company’s directors and officers, each person, if any, who controls the Company (within the meaning of the Securities Act), any underwriter and any other Holder and Founder selling securities under such registration statement or any of such other Holder’s advisors, agents, partners, directors or officers or any person who controls such Holder (collectively, the “Company Indemnified Parties”), against any losses, claims, damages or liabilities (joint or several) to which the Company Indemnified Parties may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder or Founder specifically for use in connection with such registration under an instrument duly executed by such Holder or Founder (or its authorized agent). Each such Holder or Founder will pay as incurred any legal or other expenses reasonably incurred by the Company Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action if it is finally judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder or Founder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this Section 2.10(b) exceed the net proceeds from the offering received by such Holder or Founder.

(c) Promptly after receipt by an indemnified party under this Section 2.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.10, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.10, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.10.

(d) If the indemnification provided for in this Section 2.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall any contribution by a Holder or Founder hereunder exceed the net proceeds from the offering received by such Holder or Founder.

(e) The obligations of the Company and the Holders and Founders under this Section 2.10 shall survive completion of any offering of Registrable Securities in a registration statement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which is any of the following: (i) a partner or retired partner of such Holder (if the Holder is a partnership), (ii) an affiliate of such Holder (including, but not limited to, an affiliated or related venture capital fund of Holders which have venture capital fund investors), (iii) a member or former member of such Holder (if the Holder is a limited liability company), (iv) a shareholder of such Holder (if the Holder is a corporation), (v) a family member of such Holder or a trust for the benefit of such individual Holder and/or his or her family members, or (vi) a party to whom such Holder has transferred or assigned at least one million (1,000,000) shares of Registrable Securities in accordance with any applicable provisions of this Agreement; provided, however, that (x) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (y) such transferee shall agree in writing to be subject to the terms of this Agreement to the same extent as if such transferee were an original Holder hereunder.

2.12 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty-six percent (66%) of the Registrable Securities then held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to or on a parity with those granted to the Holders hereunder.

2.13 “Market Stand-Off” Agreement. If requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder and Founder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale or otherwise dispose of any Common Stock (or other securities) of the Company held by such Holder or Founder (other than those included in the registration) for a period specified by the representative of the underwriters not to exceed one hundred eighty (180) days (the “Lock-Up Period”) following the effective date of a registration statement of the Company filed under the Securities Act pursuant to the Initial Offering, provided that all Founders and all officers and directors of the Company and all holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements. Each Holder and Founder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder and Founder shall provide, within ten (10) days of such request, such information as may be reasonably required by the Company or such representative which is necessary for the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the Lock-Up Period.

2.14 SEC Compliance. During any time that the Company is subject to the reporting requirements of the Exchange Act, the Company shall timely file all required reports pursuant to the Exchange Act. In addition, the Company will at all times make available the information contemplated by Rule 144A of the Exchange Act. At such time that any stock held by a Holder is eligible for transfer pursuant to Rule 144(k), the Company shall, upon the written request of such Holder, remove any restrictive legend from the applicable stock certificate at no cost to such Holder; provided, however, that, in unusual circumstances, the Company may require that the requesting Holder or Founder furnish the Company with an opinion of counsel that is reasonably satisfactory to the Company stating that the shares are 144(k) eligible.

2.15 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3. COVENANTS OF THE COMPANY.

3.1 Basic Financial Information and Reporting.

(a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) The Company will furnish to each such Investor, as soon as practicable after the end of each fiscal year of the Company and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company as of the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by a “Big 4” independent public accounting firm selected by the Company’s Board of Directors, and shall be certified by the company’s chief financial officer.

(c) The Company will furnish to each such Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within forty-five (45) days thereafter, consolidated and consolidating balance sheets of the Company as of the end of each such quarterly period, consolidated and consolidating statements of income and consolidated and consolidating statements of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles and which shall be certified by the Company’s chief financial officer, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d) The Company will furnish each Investor (including any group of affiliated or related funds, in the case of an Investor that is a venture capital fund investor) who holds at least ten million Shares (as adjusted for stock splits, stock dividends, recapitalizations and similar events) as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, consolidated and consolidating balance sheets of the Company as of the end of each such month, and consolidated and consolidating statements of income and consolidated and consolidating statements of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied and which shall be certified by the company’s chief financial officer, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(e) The Company will furnish to each Investor (including any group of affiliated or related funds, in the case of an Investor that is a venture capital fund investor) who holds at least ten million Shares (as adjusted for stock splits, stock dividends, recapitalizations and similar events) (i) within thirty (30) days prior to the commencement of each fiscal year, an annual budget, operating plans for such fiscal year, and an updated five year strategic plan (and, as soon as available, any subsequent revisions thereto); (ii) copies of all press releases and other statements made available generally by the Company to the public, including copies of any reports or communications delivered to the financial community; and (iii) concurrently with delivery therewith, copies of all reports and other written material submitted to the Board of Directors of the Company.

3.2 Inspection Rights. Each Qualified Holder shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested, all at such reasonable times and as often as may be reasonably requested. Moreover, the Company shall furnish to each Qualified Holder such information relating to the financial condition, business, prospects or corporate affairs of the Company as that Qualified Holder or any assignee of that Qualified Holder may from time to time request. Notwithstanding the foregoing, the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith would destroy the attorney-client privilege or would be seriously detrimental to the Company.

3.3 Confidentiality of Records. Each Investor agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to any partner, subsidiary, parent or affiliate of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary, parent or affiliate is advised of the confidentiality provisions of this Section 3.3. Notwithstanding the provisions of this Section 3.3, any party who participates in a transaction contemplated hereunder may disclose to any and all other parties, without limitation of any kind, the tax treatment and tax structure of the Company’s transactions and all materials (including tax opinions) relating to such tax treatment and tax structure. This exception is intended solely to comply with the presumption set forth in Treasury Regulation Section 1.6011-4(b)(3)(iii) and is not intended to permit the disclosure of any information to the extent such disclosure is not required in order to avoid any Company transaction being treated as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock and the exercise of Warrants, all Common Stock issuable from time to time upon such conversion or exercise (including any additional shares issuable as a result of adjustments to the conversion price of the Preferred Stock or the number of shares issuable upon exercise of Warrants).

3.5 Stock Options.

(a) The Company’s Board of Directors will reserve the lesser of (A) an aggregate of 70,000,000 shares of Common Stock or (B) ten percent (10%) of the outstanding Equity Securities, for issuance to employees, directors, officers or consultants of the Company pursuant to the Company’s 2000 Stock Incentive Plan (the “Reserved Employee Shares”). The Company shall not grant any options to acquire shares or otherwise issue any shares in excess of the Reserved Employee Shares to employees, directors, officers or consultants of the Company pursuant to the Company’s 2000 Stock Incentive Plan or any other compensatory plan, contract or arrangement without the prior approval of the Board of Directors.

(b) Unless otherwise approved by the Board of Directors, all stock, stock options and other stock equivalents issued to or purchased by the Founders shall be subject to vesting over four (4) years as set forth in the 2000 Stock Incentive Plan Incentive Stock Option Agreement attached hereto as Exhibit A and as set forth in the Prior Management Agreement attached hereto as Exhibit B, except for Shares purchased by certain of the Founders pursuant to the Series A Purchase Agreements, the Series B Purchase Agreement, the Series C Purchase

Agreement, the Merger Agreement, the Series F Purchase Agreement or the Series G Purchase Agreement. All stock, stock options and other stock equivalents issued to or purchased by the Founders shall be subject to a Company repurchase option that shall provide that upon a Founder’s termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person. Unless otherwise approved by the Board of Directors, all stock, stock options and other stock equivalents issued to or purchased by the Founders after the date hereof shall be issued or purchased at an exercise price equal to the fair market value of the Common Stock at the time of issue. Any vested stock held by such terminated Founder shall be subject to the Right of First Refusal as described in Section 5.2 below.

3.6 Intellectual Property. The Company will not utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been purchased by or assigned or licensed to the Company.

3.7 Proprietary Information and Inventions Agreements. The Company shall cause all future employees, officers and consultants of the Company to execute a proprietary information and inventions agreement in the form previously disclosed by the Investors (the “Proprietary Information and Inventions Agreement”). If and when each former or current employee, officer or consultant of the Company may execute a Proprietary Information and Inventions Agreement in an enforceable context, the Company shall cause him or her to so execute such an agreement.

3.8 Prompt Payment of Taxes, etc. The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. The Company will promptly pay or cause to be paid when due, in conformance with customary trade terms, all other obligations incident to the operations of the Company.

3.9 Maintenance of Properties and Leases. The Company will keep its properties and those of its subsidiaries, if any, in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and the Company and its subsidiaries will at all times comply with each material provision of all leases to which any of them is a party or under which any of them occupies property if the breach of such provision might have a material and adverse effect on the business, prospects, assets, condition, financial or otherwise, or operations of the Company.

3.10 Insurance. The Company will keep its assets and those of its subsidiaries which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company’s line of business, and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

3.11 Compliance with Laws. The Company and all its subsidiaries shall duly observe and conform to all applicable laws and valid requirements of governmental authorities relating to the conduct of their businesses or to their properties or assets, where a failure to comply would, individually or in the aggregate, have a material and adverse effect on the business, prospects, assets, condition, financial or otherwise, of the Company.

3.12 Maintenance of Corporate Existence, etc. The Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights in or to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary and deemed by the Company to be necessary to the conduct of their business.

3.13 Real Property Holding Corporation. The Company covenants that it will operate in a manner such that it will not become a “United States real property holding corporation” as that term is defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“FIRPTA”) and shall, from time to time upon the request of any Investor, confirm to such Investor that it is not a United States real property holding corporation. If at any time in the future the Company should become a United States real property holding corporation, the Company shall, as promptly as possible, notify each Investor of such change in status.

3.14 Amendment to Certificate of Incorporation. At any time at which any shares of any series of Preferred Stock are subject to automatic conversion pursuant to Article IV, Section 3(e) of the Restated Certificate, each Investor and Founder and their respective transferees will promptly take such action as is necessary or desirable, whether in their capacity as officers, directors, or stockholders of the Company (including, but not limited to, voting or causing to be voted, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) and the Company shall promptly take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings) to designate a new series of Preferred Stock of the Company, whether by amending the Restated Certificate or otherwise, with rights, preferences, privileges and restrictions identical to those of the affected series of Preferred Stock, except with respect to anti-dilution rights, as contemplated by such Article IV, Section 3(e).

3.15 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Investor on the effective date of the registration statement pertaining to the Company’s first Qualified Public Offering.

3.16 Transfer of Information Rights. The information rights of each Investor under Sections 3.1 and 3.2 above may be assigned to the same parties, subject to the same restrictions, as any transfer of registration rights pursuant to Section 2.11 above.

SECTION 4. CORPORATE GOVERNANCE.

4.1 Board of Directors.

Concurrently with the Closing and at all times thereafter, each Stockholder agrees to vote all securities of the Company over which such Stockholder has voting control and to take all other necessary or desirable actions within its control (whether as a stockholder, director or officer of the Company or otherwise, and including without limitation attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special Board and stockholder meetings), so that:

(a) the Company shall have a Board of Directors comprised of no more than ten (10) members;

(b) the following persons shall be elected to the Board of Directors:

(i) One representative designated by the holders of the outstanding Common Stock (the “Common Director”), who shall be designated by Robert Hughes;

(ii) Five representatives designated by the holders of the outstanding Series A Preferred Stock (the “Series A Directors”), two of whom shall be designated by Centennial Fund VI, L.P, on behalf of itself, Centennial Entrepreneurs Fund VI, L.P., Centennial Strategic Partners VI, L.P., Centennial Holdings I, LLC and any of their affiliated or related funds that are a party to this Agreement or may become a party to this Agreement after the date hereof (together, “Centennial”), two of whom shall be designated by J. H. Whitney IV, L.P. and any of its affiliates that are a party to this Agreement or may become a party to this Agreement after the date hereof (“Whitney & Co.”), provided, that, until the next annual meeting of the Company’s stockholders, David C. Hull, Jr. shall serve as one of Centennial’s Series A Directors, and the other Centennial Series A Director position shall remain vacant until Centennial appoints a person to fill such Series A Director vacancy; William Laverack and John Hockin shall serve as Whitney & Co.’s Series A Directors; provided, further, that, in the event Centennial sells more than sixty percent (60%) of the Shares that it has purchased pursuant to the February Series A Purchase Agreement, Centennial shall relinquish the right to designate one Series A Director as provided above, and the holders of a majority of the shares of Series A Preferred Stock then outstanding shall have the right to designate such Series A Director; and provided further that, in the event Whitney & Co. sells more than sixty percent (60%) of the Shares that it has purchased pursuant to the February Series A Purchase Agreement, Whitney & Co. shall relinquish the right to designate one Series A Director as provided above, and the holders of a majority of the shares of Series A Preferred Stock then outstanding shall have the right to designate such Series A Director;

(iii) One independent director selected by the nominating committee of the Board of Directors and approved by the Board and the holders of a majority of the outstanding Equity Securities held by the Investors (the “Outside Director”), such approval not to be unreasonably withheld;

(iv) The person serving as president or Chief Executive Officer of the Company from time to time;

(v) One representative designated by the holders of the outstanding Series D Preferred Stock and the outstanding Series E Preferred Stock by a majority vote, voting as a single class on an as-converted basis (the “Series D and Series E Preferred Director”) provided, that, until the first annual meeting of the Company’s stockholders following June 28, 2004 (which meeting will be held as soon as practicable following such date), and until a successor is approved by majority vote of the Series D Preferred Stock and Series E Preferred Stock, Duncan Butler shall serve as the Series D and Series E Preferred Director; and

(vi) To the extent the persons or entities entitled to designate one or more directors pursuant to the provisions of this Section 4 cease to be entitled to do so, such directorship shall be filled in accordance with the Company’s Restated Certificate and bylaws and applicable law;

(c) in the event that any director for any reason ceases to serve as a member of the Board during his term of office, the resulting vacancy on the Board shall be filled by a nominee designated in accordance with Section 4.1(b);

(d) any director designated above may be removed only with the written consent of the stockholder(s) who or which are entitled to designated such director;

(e) if the Stockholders fail to designate a representative to fill a directorship pursuant to the terms of this Section 4.1, the election of such director shall be accomplished at any time a nominee is designated in accordance with Section 4.1(b) to fill such vacancy and, in such event, such vacancy shall be filled prior to the transaction of any other business by the stockholders or Board of Directors; and

(f) to the extent that any provision of the Restated Certificate or bylaws is inconsistent with the provisions of this Agreement, the Restated Certificate or bylaws shall be amended as may be necessary and appropriate to give full effect to the provisions of this Agreement.

4.2 Meetings of the Board.

(a) The Board of Directors will meet at least six times each year in accordance with an agreed-upon schedule, with one such meeting held at the same time and place that a national trade conference, if any, is held for the Company’s industry. The meetings of the Board of Directors may be held in person or by telephone conference. Within a commercially reasonable time after the date hereof, the Company will implement video teleconferencing (specifically, one which is compatible with Centennial’s and Whitney & Co.’s video teleconferencing systems) to facilitate Board, committee and other meetings with the Investors.

(b) To the extent that a Qualified Holder does not have a representative on the Board of Directors, such Qualified Holder shall have the right to designate a non-voting observer (an “Observer”) to attend all meetings of the Board, except that the Board shall have the right to exclude any Observer or any other observer from all or any portion of a meeting to the extent that it determines in good faith that such exclusion is required to (i) protect any confidential information of the Company the disclosure of which could place the Company at a competitive disadvantage or otherwise could be injurious to the Company’s business, prospects, or financial condition, or (ii) to preserve and protect the attorney-client privilege.

4.3 Committees. The Board of Directors will maintain nominating, audit and compensation committees and shall delegate to such committees those duties and powers as are customarily performed by such committees. The audit committee shall not include any representatives of the Company’s management. The nominating and compensation committees shall include one of Centennial’s Series A Directors and one of Whitney & Co.’s Series A Directors, and Series A Directors shall comprise a majority of the members of such committees.

4.4 Reimbursement of Expenses. The reasonable travel expenses of each director who is not otherwise an officer or employee of the Company (collectively, the “Non-Management Directors”) and each Observer incurred in attending or observing Board or committee meetings shall be reimbursed by the Company. At any time, after the Initial Offering, if the Company adopts any plan or arrangement to compensate its “outside” or “independent” directors generally for service as a director either with cash or with stock options, then the Company will also extend the same compensation to the Non-Management Directors and, in the case of stock options, such options shall be freely transferable by the Non-Management Directors to their respective firms.

4.5 Termination of Certain Rights. The right to designate one Series A Director by each of Centennial and Whitney & Co. shall terminate on the effective date of the registration statement pertaining to the Company’s first Qualified Public Offering; provided, however, if either of Centennial or Whitney & Co. have already relinquished the right to designate one Series A Director pursuant to Section 4.1(b)(ii) above, then the right of a majority of the holders of Series A Preferred Stock to designate such Series A Director in place of Centennial or Whitney & Co., as applicable, shall terminate upon the such date.

SECTION 5. TRANSFER RESTRICTIONS.

5.1 Prohibition on Transfer. No Stockholder shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any Equity Securities (a “Transfer”) other than in compliance with this Section 5. Each Stockholder agrees not to consummate any Transfer (other than a Transfer to a Permitted Transferee pursuant to Section 5.4) until the expiration of a 30-day period (the “Election Period”) following delivery by such Stockholder to the Company and the other Stockholders of (i) a Sale Notice pursuant to Section 5.2 or (ii) the later of an Offer Notice pursuant to Section 5.3(a), or a Stockholder Sale Notice pursuant to Section 5.3(b), as applicable, unless the parties to the Transfer have been finally determined prior to the expiration of the Election Period.

5.2 Right of First Refusal. If at any time a Founder or Series H Holder receives a bona fide offer from any person to purchase any Equity Securities (a “Third Party Offer”) held by such Founder or Series H Holder, such Founder or Series H Holder shall cause such Third-Party Offer to be reduced to writing and shall notify the Company and each Investor of such Founder’s or Series H Holder’s desire to accept the Third-Party Offer (the “Sale Notice”). The Sale Notice shall contain an irrevocable offer to sell such Equity Securities to the Company at a purchase price equal to the price contained in, and on the same terms and conditions of, such Third-Party Offer and shall be accompanied by a true copy of the Third-Party Offer (which shall identify the offeror). At any time within 20 days after the date of receipt by the Company of such Sale Notice, the Company shall have the right, exercisable by delivery of written notice to the transferring Founder or Series H Holder, to purchase all or any portion of the Equity Securities covered by such Sale Notice at the same price and on the same terms and conditions as specified in the Sale Notice. In the event that the Company does not elect to acquire all of the Equity Securities specified in such Sale Notice, each Investor shall have the right, exercisable by delivery of written notice to the transferring Founder or Series H Holder prior to the expiration of the Election Period, to purchase all or any portion of its pro rata share (equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common

Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) then held by all of the Investors immediately prior to the issuance of the Equity Securities) of the remaining shares covered by such Sale Notice. To the extent any Investor does not exercise its right to purchase its full respective pro rata share of the Equity Securities covered by the Sale Notice, the other Investors shall have the right to purchase such unsubscribed shares, and the purchase of such shares shall be allocated among the participating Investors purchasing their full pro rata share in proportion to the Equity Securities held by such participating Investors, or in such other proportions as agreed among the participating Investors. The Company and/or the Investors may pay cash to the selling Founder or Series H Holder equal in amount to the fair market value of any non-cash consideration offered in the Third-Party Offer. If the Company and/or the Investors have not notified the selling Founder or Series H Holder in writing of their election to purchase all of the Equity Securities as set forth herein prior to the expiration of the Election Period, the selling Founder or Series H Holder may within 60 days thereafter sell the balance of such Equity Securities not purchased by the Company and/or the Investors on the terms set forth in the original Third-Party Offer. Any Equity Securities held by the Founder or Series H Holder covered by the Third-Party Offer that is not so transferred during such 60-day period shall again be subject to this Section 5.2.

5.3 First Offer and Co-Sale Rights.

(a) At least 30 days prior to making any Transfer of any Equity Securities, transferring Investor shall deliver a written notice (the “Offer Notice”) to the Company and the other Investors (other than Series H Holders), disclosing in reasonable detail the number of Equity Securities proposed to be transferred (the “Offered Shares”) and the terms and conditions of such proposed Transfer. The Company shall have the right, exercisable by delivery of written notice to the transferring Investor within 20 days after delivery of the Offer Notice, to purchase all (but not less than all) of the Offered Shares on the terms and conditions set forth in the Offer Notice. In the event that the Company declines to exercise its right of first offer, the Offered Shares shall be offered and reoffered to each Investor on a pro rata basis (and the Company may, if and to the extent that the Investor consent to the Company’s participation in such offer, also purchase Offered Shares), until the expiration of the Election Period. If the Investors and, if and to the extent that the Investors have consented to the Company’s participation, the Company, have not elected to purchase all of the Offered Shares prior to the expiration of the Election Period, the transferring Investor may, within 30 days after the expiration of the Election Period, Transfer the Offered Shares to one or more third parties at a price not less than the price per share specified in the Offer Notice. Any Offered Shares not transferred during such 30-day period shall again be subject to the provisions of this Section 5.3(a) upon subsequent Transfer.

(b) At least 30 days prior to any Transfer of Equity Securities (other than a Transfer to the Company or the other Investors pursuant to Section 5.2 or Section 5.3(a)), the Stockholder making such Transfer (the “Transferring Stockholder”) shall deliver a written notice (the “Stockholder Sale Notice”) to the Company and the Investors not making such Transfer (the “Non-Selling Investors”), specifying in reasonable detail the identity of the prospective transferee(s), the number of shares to be transferred and the terms and conditions of the Transfer (which notice may be the same notice and given at the same time as the Offer Notice under Section 5.2 or Section 5.3(a)). The Non-Selling Investors who have not exercised their rights pursuant to Section 5.2 or Section 5.3(a) may elect to participate in the contemplated Transfer at the same price per share and on the same terms by delivering written notice to the Transferring Stockholder within fifteen (15) days after delivery of the Stockholder Sale Notice. If any Non-Selling Investors have elected to participate in such Transfer, the Transferring Stockholder and such Non-Selling Investors shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of shares of Equity Securities equal to the product, of (i) the quotient determined by dividing the percentage of Equity Securities owned by such Transferring Stockholder or Non-Selling Investor, as the case may be, by the aggregate percentage of Equity Securities owned by the Transferring Stockholder and all of the Non-Selling Investors participating in such sale and (ii) the number of shares of Equity Securities to be sold in the contemplated Transfer.

For example, if the Stockholder Sale Notice contemplated a sale of 100 shares of Equity Securities by the Transferring Stockholder, and if the Transferring Stockholder at such time owns 30% of all Equity Securities and if one Non-Selling Investor elects to participate and owns 20% of all Equity Securities the Transferring Stockholder would be entitled to sell 60 shares (30% / 50% x 100 shares) and the Non-Selling Investor would be entitled to sell 40 shares (20% / 50% x 100 shares).

Each Transferring Stockholder shall use best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Non-Selling Investors in any contemplated Transfer and to the inclusion (in the case of the Investors) of the Preferred Stock in the contemplated Transfer, and no Transferring Stockholder shall transfer any of its Equity Securities to any prospective transferee if such prospective transferee(s) declines to allow the participation of the Non-Selling Investors or the inclusion of the Preferred Stock held by such Non-Selling Investors.

5.4 Exempt Transactions. The restrictions set forth in this Section 5 shall not apply to Transfers of Equity Securities to a Permitted Transferee of the transferring Stockholder; provided, however, that such Permitted Transferee shall agree in writing to be bound by such restrictions in connection with subsequent Transfers. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee. Series H Holder shall not have any rights to transfer any securities other than as prescribed in a Series H Preferred Stock Option Agreement.

5.5 Termination of Rights. The transfer restrictions under this Section 5 shall expire upon, and shall not be applicable subsequent to or upon, any Qualified Public Offering.

5.6 Transfer of Rights. The rights of each Investor under this Section 5 may be transferred to the same parties, subject to the same restrictions, as any transfer of registration rights pursuant to Section 2.11.

SECTION 6. PREEMPTIVE RIGHTS.

6.1 Subsequent Offerings. Except for Series H Holders, each Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 6.6 hereof; provided, however, that in no event shall the Investors as a group have the right to purchase more than eighty-five percent (85%) of any future offering of Equity Securities by the Company. Each Investor’s pro rata share is equal to the ratio of (a) the product of 0.85 multiplied by the number of shares of the Company’s Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of the Warrants and any other outstanding warrants or options) which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) then held by all of the Investors immediately prior to the issuance of the Equity Securities.

6.2 Exercise of Rights.

(a) If the Company proposes to issue any Equity Securities, it shall give each Investor (other than Series H Holders) written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor (other than Series H Holders) shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

(b) If not all of the Investors elect to subscribe for their full pro rata share pursuant to Section 6.2(a) above, then the Company shall allocate the Remaining Shares (as hereinafter defined) among the Investors (other than Series H Holders) who or which wished to subscribe for more than their pro rata share on a continuing, pro rata basis based on the relative number of shares of Common Stock held by each until all of such Remaining Shares have been allocated among such Investors or until the maximum subscription requests of all such Investors have been fulfilled. The “Remaining Shares” refer to that number of Equity Securities determined by subtracting the aggregate number of Equity Securities actually subscribed for under Section 6.2(a) above from the aggregate number of Equity Securities the Investors were entitled to subscribe pursuant to Section 6.1.

6.3 Issuance of Equity Securities to Other Persons. If the Investors (other than Series H Holders) fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Investor’s (other than Series H Holders)rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to the Investors pursuant to Section 6.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 6.2, the Company shall not thereafter issue or sell any Equity Securities without first offering such securities to the Investors (other than Series H Holders) in the manner provided above.

6.4 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 6 shall not apply to, and shall terminate upon the effective date of the registration statement pertaining to the Company’s first Qualified Public Offering.

6.5 Transfer of Rights of First Refusal. The rights of first refusal of each Investor under this Section 6 may be transferred to a party described in Section 2.11(i)-(v), subject to the same restrictions as any transfer of registration rights pursuant to Section 2.11(i)-(v). Such rights of first refusal may not be transferred to a party described in Section 2.11(vi).

6.6 Excluded Securities. The rights of first refusal established by this Section 6 shall have no application to the issuance of any of the following Equity Securities:

(a) Reserved Employee Shares issued or to be issued by the Company after February 24, 2000;

(b) shares of Common Stock issuable pursuant to the conversion or exercise of convertible or exercisable securities that are outstanding as of the date hereof (including shares of Common Stock issuable upon conversion of the Shares); provided that, except in the case of the Shares, the rights established by this Section 6 applied with respect to the initial sale or grant by the Company of such rights or agreements;

(c) shares of Common Stock issued for consideration other than cash pursuant to any merger, consolidation or similar business combination, any of which must have been approved by the Board of Directors;

(d) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

(e) Equity Securities issued for non-cash consideration to non-affiliates of the Company;

(f) shares of Common Stock issued upon exercise of the Warrants; and

(g) up to 30,000,0000 shares of Series H Preferred Stock and up to 12,000,000 shares of Common Stock of the Corporation issued to a new Chief Executive Officer of the Corporation or any other director, officer or key employee, as approved by the Board of Directors.

SECTION 7. LEGEND ON SHARES.

7.1 Legend. Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed on certificates representing the Shares the restrictive legend substantially in the form as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTOR RIGHTS AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING AND TRANSFER OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH INVESTOR RIGHTS AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

7.2 New Certificates. During the term of this Agreement, the Company will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the foregoing legend from any such certificate and will place or cause to be placed the foregoing legend on any new certificate issued to represent Shares theretofore represented by a certificate carrying the foregoing legend.

SECTION 8. MISCELLANEOUS.

8.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to its conflicts of laws principles) as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

8.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

8.3 Successors and Assigns. The Company may not assign any of its rights nor delegate any of its duties under this Agreement which could meaningfully be exercised by a person or entity other than the Company without the prior written consent of the holders of fifty-one percent (51%) of the Registrable Securities then held by all Investors. Subject to the foregoing, except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

8.4 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.5 Amendment and Waiver. Except as otherwise expressly provided, this Agreement and any provision hereof may be amended, modified, waived, discharged or terminated only upon the written consent of the Company and Investors holding at least sixty-six percent (66%) of the Registrable Securities then held by all Investors; provided, however, that (i) no such amendment, modification, waiver, discharge or termination which applies specifically to a party’s right to designate a member of the Company’s Board of Directors as set forth in Section 4.1(b)(i), (ii), (iii), (v) or (vi) above shall be binding or effective without a written instrument signed by such party; (ii) if any amendment, modification, waiver, discharge or termination would adversely affect the rights and/or obligations of the Founders, then the written consent of the holders of at least a majority of the Common Stock then held by all Founders shall also be required; (iii) if any amendment, modification, waiver, discharge or termination would adversely affect the rights and/or obligations of the holders of any series of Preferred Stock in a manner different than the holders of any other series of Preferred Stock, then the written consent of the holders of at least a majority of the Preferred Stock affected in such different manner then held by all Investors shall also be required (which Preferred Stock shall include any other shares of Preferred Stock into which such shares have been converted pursuant to the “Pay to Play Anti-Dilution Adjustment” provisions of the Restated Certificate).

8.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Investor’s part of any breach, default or noncompliance under this Agreement or any waiver on such Investor’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law or otherwise afforded to the Investors, shall be cumulative and not alternative.

8.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed receipt telex or confirmed receipt electronic mail if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, special next day delivery, with written verification of receipt. All communications shall be sent to the Company at Attn: Andy Sarwal, General Counsel, 401 Carlson Circle, San Marcos, Texas 78666, email address: andy.sarwal@corp.grandecom.com, and to an Investor or Founder at the address reflected in the Company’s stock ledger or at such other address as the Company or an Investor or Founder may designate by ten (10) days advance written notice to the other parties hereto.

8.8 Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, but not limited to, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.10 Complete Agreement. This Agreement, the Series A Purchase Agreements, the Series B Purchase Agreement, the Series C Purchase Agreement, the Merger Agreement, the Series F Purchase Agreement, the Series G Purchase Agreement, the Exhibits and Schedules hereto and thereto, and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and supersede any and all other agreements or understandings relating thereto, written or oral. No party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.12 Termination of Prior Agreements. The Company and each of the parties hereto who and which are all of the parties to the Prior Management Agreement and the Prior Existing Stockholders Agreement, hereby agree and acknowledge that (i) Sections 2.1, 2.2, and 2.3 of the Prior Management Agreement were terminated as of February 24, 2000 and remain terminated, null and void, and are of no force and effect and (ii) the entirety of the Prior Existing Stockholders Agreement was terminated as of February 24, 2000 and remains terminated, null and void, and is of no force and effect. Except as set forth in the preceding sentence, the Prior Management Agreement remains in full force and effect in accordance with its terms.

8.13 Addition of Parties. Notwithstanding any other provisions of this Agreement, with the approval of the Board of Directors of the Company, the Company may allow persons acquiring Shares from the Company to agree in writing to become party to this Agreement and to be bound by all of the terms and conditions hereof applicable to an Investor prior to acquiring such Shares. Each such stockholder shall become a party to this Agreement by executing a joinder to this Agreement in form and substance reasonably acceptable to the Board of Directors of the Company, and shall thereafter enjoy the rights and be bound by the obligations of an Investor under this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the day and year first written above.

Grande Communications Holdings, Inc.

By:
Name:
Title:

Stockholders:

If Entity:	If Individual:

Name of entity:	Name:
Print Name:
By:	Date:
Name:
Title:
Date:

Schedule 1

Current Investors

Alta Communications VIII, L.P.

Alta Communications VIII-B, L.P.

Alta VIII Associates, LLC

Vanessa Cooper Anderson

Geoff Armstrong

AT&T Corp.

AT&T Venture Fund II, LP

AT&T Venture Management Inc.

Austin Ventures VII, L.P.

BancBoston Ventures, Inc.

Richard Bodman

Brad Burnham

Peter Calderola

Centennial Entrepreneurs Fund V, L.P.

Centennial Entrepreneurs Fund VI, L.P.

Centennial Fund V, L.P.

Centennial Fund VI, L.P.

Centennial Holdings I, LLC

Centennial Strategic Partners VI, L.P.

Chisholm Partners IV, L.P.

Fleet Equity Partners VI, L.P.

Fleet Venture Resources, Inc.

Kennedy Plaza Partners II, LLC

CIBC Employee Private Equity Fund Partners

CIBC WMC, Inc.

CIBC WMV, Inc.

Convergent Investors V, L.L.C.

Jeffery Wade Cooper

T. Van Cooper and Linda B. Cooper, Trustees, or their successors in trust, under the Cooper Living Trust, dated June 29, 2001 and any amendments thereto.

J. Douglas Cox

Owen L. Cox, Jr.

Douglas H. Dittrick

Neal Douglas

William Elliott

W.K.L. (Scott) Ferguson, Jr.

G.C. Investments, LLC

O. Gene Gabbard

GPSF Securities, Inc.

Grande Communications ClearSource, Inc.

HarbourVest Partners VI – Direct Fund L.P.

HCP Capital Fund, L.P.

Hoak Communications Partners, L.P.

Charles E. Holman

Matthew William Holman

Hughes Family Partnership, L.P.

Robert W. & M. Gail Hughes Living Trust dated 10/10/95

J.H. Whitney III, L.P.

J.H. Whitney IV, L.P.

Whitney Strategic Partners III, L.P.

Jerry L. James Ltd., LLP

Christopher D. James

Dwain James

Jerry and Denise James

Robert L. James

Norman M. Jasper

Jodie or Sonceria Jiles

JMM PHLP Ltd.

David Jones

Kinetic Ventures I, L.L.C.

Kinetic Ventures II, L.L.C.

Knology Holdings, Inc.

Jerold C. Lambert

Lightspeed Venture Partners Entrepreneur VI, L.P.

Lightspeed Venture Partners Entrepreneur VI-A, L.P.

Lightspeed Venture Partners VI Cayman, L.P.

Lightspeed Venture Partners VI, L.P.

Lightspeed Venture Partners VI-A, L.P.

Harold Lovelady

Lucent Technologies Ventures, Inc.

Martha Smiley Ventures, Ltd.

Demitrius McDaniel

The Millennial Fund

Millennial Holdings, LLC

Michael Misikoff

Michael Montgomery

John B. Moore

Morgan Stanley Dean Witter Equity Funding, Inc.

William E. Morrow

Charles D. Nash, Jr.

Norwest Equity Partners VII, L.P.

Originators Investment Plan, L.P.

P.N.C. Capital Corp.

PAGIC Equity, LLC

Alessandro Piol

Terrell Alan Poth

Prime VIII, L.P.

Bernice Rainosek

Raznmoz LLC

Reliant Energy Broadband, Inc.

Joe C. Ross

Tipton S. Ross

LaRue K. or John M. Saenz

John C. Schweitzer

William H. Scott III

South Atlantic Private Equity Fund IV (QP), Limited Partnership

South Atlantic Private Equity Fund IV, Limited Partnership

Special Partners Fund International, LP

Special Partners Fund, LP

Jack B. Strong

Tankersley Family Partnership

Kerry E. Tate

Toronto Dominion Investments, Inc.

Trinity Ventures VII Side-By-Side Fund, L.P.

Trinity Ventures VII, L.P.

Valley Telephone, Inc.

Villarreal Investments

Loyd A. Warnock

Weiss, Peck & Greer Venture Associates V Cayman, L.P.

Weiss, Peck & Greer Venture Associates V, L.L.C.

Weiss, Peck & Greer Venture Associates V-A, L.L.C.

Weiss, Peck & Greer Venture Associates VI Cayman, L.P.

Weiss, Peck & Greer Venture Associates VI, L.L.C.

Weiss, Peck & Greer Venture Associates VI-A, L.L.C.

Michael or Kathy Wilfley

Williams Ventures

Wood Street Partners I

Wood Street Partners II

WPG Information Sciences Entrepreneur Fund II, L.L.C.

WPG Information Sciences Entrepreneur Fund II-A, L.L.C.

WPG Information Sciences Entrepreneur Fund III, L.L.C.

WPG Information Sciences Entrepreneur Fund III-A, L.L.C.

Gregory F. Chapados

CIBC Oppenheimer, Custodian for William D. Breedlove, IRA

E.C. Coppola Family Limited Partnership

Hoak Ventures, Ltd.

David S. Lewis, TTEE u/a 6/24/88

John. P. Lewis

Timothy P. Neher

Frederick B. Pickering, Jr.

Kathleen Hoak Power

Arnold Sheiffer

Robert A. Sussman

Tisbury Associates, L.P.

David N. Walthall

Schedule 2

Founders

William E. Morrow

Jerry L. James

Martha E. Smiley

Tipton S. Ross

W.K.L. (Scott) Ferguson, Jr.

Joe C. Ross

John M. Saenz

KNOLOGY, Inc.

Grande Communications ClearSource, Inc.

SKA Management, Inc.

Robert W. Hughes Charitable Remainder Trust No. 1

Exhibit A

2000 Stock Incentive Plan

Incentive Stock Option Agreement

Exhibit B

Prior Management Agreement